Exhibit 99.1

For Immediate Release	Contact: Scott C. Wallace, President & CEO
Friday, November 14, 2014	Telephone: (949) 661-6304, Ext 101

ROYAL HAWAIIAN ORCHARDS, L.P. REPORTS RESULTS FOR

THIRD QUARTER 2014

Royal Hawaiian Orchards, L.P. (OTCQX: NNUTU) today reported financial results for its third quarter of 2014.

Condensed Consolidated Statements of Comprehensive Loss (unaudited)
(in thousands, except per unit data)

	Three months		Nine months
	ended September 30,		ended September 30,
	2014	2013	2014	2013
Revenues
Orchards revenue	$3,918	$3,961	$6,173	$6,036
Branded product sales, net	1,119	438	4,896	905
Total revenues	5,037	4,399	11,069	6,941
Cost of revenues
Cost of orchard revenue	4,077	4,044	6,144	5,770
Cost of branded product sales	1,114	350	4,198	971
Total cost of revenues	5,191	4,394	10,342	6,741
Gross profit (loss)	(154)	5	727	200
Selling, general and administrative expenses	1,063	1,052	3,091	2,912
Operating loss	(1,217)	(1,047)	(2,364)	(2,712)
Net gain (loss) on sale of property	-	2	(1,870)	85
Net interest expense	(108)	(169)	(387)	(454)
Other (expense) income	(107)	-	(27)	106
Loss before income taxes	(1,432)	(1,214)	(4,648)	(2,975)
Income tax (benefit) expense	(11)	3	5	21
Net loss	(1,421)	(1,217)	(4,653)	(2,996)

Other comprehensive income, net of tax
Amortization of prior service cost	2	2	5	5
Amortization of actuarial loss	-	5	-	16
Subtotal defined benefit pension plan	2	7	5	21
Other comprehensive income, net of tax	2	7	5	21
Comprehensive loss	$(1,419)	$(1,210)	$(4,648)	$(2,975)

Net loss per Class A Unit	$(0.13)	$(0.16)	$(0.44)	$(0.40)

Cash distributions per Class A Unit	$-	$-	$-	$0.02

Weighted average Class A Units outstanding	11,100	7,500	10,625	7,500

The results of operations for the three and nine months ended September 30, 2014 are not comparable to prior years’ results, as the Partnership terminated its Mauna Kea orchard lease on June 30, 2014 and sold its trees to the landlord for consideration of $1.5 million, triggering a non-cash loss of $1.8 million on the transaction and the loss of future nut production attributable to that orchard. On August 7, 2014, tropical storm Iselle made landfall on the island of Hawaii with high winds and heavy rain, causing increased immature nut drop and mature nut loss due to storm run-off, which will adversely affect our production amounts through the remainder of the June 30, 2015, crop year. The increase in total revenues for the period was attributable primarily to an increase in branded product and bulk kernel sales over the same period in 2013.

The Partnership is one of the leading growers and processors of macadamia nuts in the world, processing and marketing macadamia nuts in-shell, in bulk kernel form and as better for you snack products marketed under the Royal Hawaiian Orchards® brand name.

Disclosure Regarding Forward-Looking Statements

Statements that are not historical facts contained or incorporated by reference into this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include statements regarding the impact on production from tropical storm Iselle. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Factors that could cause actual results to differ from our expectations discussed in such forward-looking statements include, without limitation, the weather and local conditions in Hawaii affecting macadamia nut production, including seasonal fluctuations, diseases, pests and natural disasters and the risk factors discussed in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. All forward-looking statements are expressly qualified by these cautionary statements.